Exhibit 10.4

(Translated from German)

LEASE

FOR COMMERCIAL PREMISES

in the Bergisch Gladbach Technology Park, Friedrich-Ebert-Str.

between

Lobito International B.V.

c/o Bauer & Kügler GmbH

Kaiserstrasse 12

60311 Frankfurt

Tax No. 116/5961/0895

represented by

TBG Bergisch Gladbach Technology Park

Administration GmbH

represented by the managing director

Mr. Hans-Dieter Angerer

Friedrich-Ebert-Str.

51429 Bergisch Gladbach

- hereinafter called the “Landlord”

and

Bruker Advanced Supercon GmbH

represented by the managing directors

Dr. Hans-Udo Klein, Dr. Detlef Krischel,

and Dr. Burkhard Prause

Friedrich-Ebert-Straße

51429 Bergisch Gladbach

Contract No.

- hereinafter called the “Tenant”

The following lease, consisting of

Part I

Special terms of contract

Part II

General terms of contract

Part III

Annexes

is concluded

[Initials]

The respective components of the contract are to be signed separately by the Landlord and the Tenant.

Part I

Special terms of contract

Table of contents

1.	Object of the lease

2.	Transfer

3.	Term of the lease

4.	Rent, additional costs and value added tax

5.	Indexing agreement

6.	Security deposit

7.	Competition / product mix protection

8.	Additional agreements

9.	Special agreements

1. Object of the lease

1.1     The following premises and parking bays located in the Bensberg-Honschaft property and outlined in red in the attached floor plan Part I, (Annex No. 1), are leased for use as a manufacturing and engineering business:

The agreed upon leased surface area is as follows:

Building/location/rooms	Surface area

Building 14, workshop/storage facility
1st basement, rooms 07 and 08
Ground floor, rooms 04, 06-07, 10
1st floor, rooms 07-11	315 m2

Building 20, office space:
Ground floor, rooms 01-02, 07-08, 11, 12, 15, 17-18, 20, 23-24, 26, 28, 30-31, 34, 36, 38 and 48	399.4 m2

Ground floor, rooms 06, 09, 27 and 37 and 42	135 m2

Building 23, hall
2nd floor. room 03	32.2 m2
2nd floor, room 06	270 m2
Ground floor, rooms 01-05 and 900	145 m2
1st floor, room 01	136 m2

Total surface area	1432.6 m2

The above surface areas include adjacent and traffic areas.

1.2     If deviations from the listed leased surface areas should be encountered in case of subsequent measurements of the leased surface areas, neither of the parties is entitled to withdraw from the present Contract, to terminate it or to demand a change in rent because of this. The surface areas listed under Paragraph 1.1 shall constitute the basis for the provisions of this Contract concerning the size of the leased property.

1.3     The exterior surface areas of the premises are not leased.

1.4     If an official permit that is necessary for the implementation of the use recorded in Paragraph 1.1 is refused or recalled because the location or configuration of the leased premises is not suitable for the operation, the Tenant has the right to cancel [the Contract] without notice or to demand a reduction [in rent]. Liability under a guarantee per 536a BGB [German Civil Law Code] is barred. The Landlord is furthermore not obligated to re-arrange the leased premises into a licensable condition if this involves unreasonable expenses.

1.5     Future official and technical requirements (e.g. tightened safety or health regulations; a change in use), concerning the Tenant’s operation shall be implemented by the Tenant at its own expense and must exempt the Landlord from any claims that may arise against the Landlord. If such requirements should not be satisfied, the Tenant shall have no right to demand compensation from the Landlord, to give notice, to withdraw or to refuse payment of damages or rights to refuse payment. The Landlord is obligated to cooperate in the fulfillment of the requirements, as long as the Tenant also assumes the respective costs.

2. Transfer

2.1     The transfer of the leased premises to the Tenant is bindingly specified in advance by both sides. The claim for transfer of the rented premises arises only upon receipt of the security payment pursuant to Paragraph 6.

2.2     If the Tenant, for whatever reason, does not appear on the transfer date communicated in writing, wrongly rejects the transfer or the landlord has not received the security deposit, the Tenant authorizes the Landlord to determine the readiness of the leased property for transfer in its name according to the Landlord’s obligatory discretion. The Landlord is then obligated to promptly submit a copy of the transcript concerning the readiness for transfer to the Tenant. The Landlord is, to this extent, exempt from the restrictions of § 181 of the BGB.

2.3     A transcript of transfer, which must be signed by the Landlord and the Tenant and in which all evident deficiencies and complaints that are still to be corrected by the Landlord are listed, must be prepared when the leased property is transferred. The Landlord shall immediately correct any deficiencies that are detected.

2.4     Any minor deficiencies and work still to be performed after the transfer, which only slightly impair the use of the property, shall not delay the transfer. This also applies to outside facilities.

2.5     The Tenant, is entitled to bring built-in components, renter’s installations, technical devices or the like into the leased premises at its own risk, if this does not significantly interfere with or obstruct the work being performed by the Landlord.

3. Term of the lease / cancellation

3.1     The tenancy begins on 04/01/009, but not before the completion and transfer of the leased property, and is firmly completed on 12/31/2010. The Tenant has the optional right to request an extension of 3× 5 years. The option must be exercised toward the landlord in writing at the latest 12 months before the respective expiration of the Contract.

The parties are in agreement concerning the fact that, upon exercise of the respective option, the tenancy shall continue under the same conditions.

If an option is not effectively exercised, further option rights that may have been agreed upon for the future regarding a respective part of the leased property shall not apply.

3.2     If the option is not exercised or if the tenancy or the partial tenancy expires after the option is exercised, the tenancy shall extend for an indefinite period of time and can then be terminated in writing by either of the Contracting Parties by complying with a term of notice of 6 months before the end of the quarter.

3.3     The timeliness of the extension declaration or the notice which is to be rendered in writing does not depend on the mailing date, but rather on the receipt of the letter.

3.4     The Landlord can terminate the tenancy for an important reason with immediate effect, without abiding by a term of notice. This applies particularly if, despite a written warning, the Tenant does not comply with its essential contractual obligations within an appropriate period of time or if bankruptcy or settlement proceedings are initiated concerning its property or if the commencement is rejected for lack of assets. Further rights of the Landlord concerning cancellation of the tenancy without notice based on legal provisions remain unaffected.

3.5     In case of a justifiable immediate premature notice or upon termination of the tenancy without notice, the Tenant is, to the extent that it is accountable for this, liable for the resulting loss of rent, additional expenses and other payments for the contractually agreed upon duration of the tenancy up to the next permissible contractual termination date.

3.6     If the Tenant continues to make use of the tenancy after the expiration of the lease, then, contrary to § 545 of the BGB, the tenancy shall not be considered as having been extended.

3.7     If it should be entirely or partially impossible to make use of the leased property because of damage that is not attributable to the Tenant, then rent payments for the unusable parts shall be suspended for the duration. The rent payments shall resume immediately after restoration. If the leased area and/or leased rooms or any communal facilities are wholly or predominantly destroyed or damaged because of constructional defects, fire, explosion, lightning, storms, force majeure, the effects of war or other events, without this being attributable to the Landlord, the Tenant shall have an extraordinary right to give notice. This right can be only exercised within 6 months after the damage has occurred.

4. Rent, additional costs and value added tax

4.1     The monthly rent for the leased property per Paragraph 1.1 as of the point in time per Paragraph 3.1 is:

	Surface areas in m2	€/m2	New net rent
Building 14 (workshop/storage)	315	4.75 € =	1,494.89 €
Building 20	399.4	5.32 € =	2,126.55 €
Building 20	135	7.06 € =	953.19 €
Building 23 (hall)	270	Flat rate =	2,165.76 €
Building 23 (2nd basement, room 03)	32.2	3.25 € =	104.61 €
Building 23 ground floor	145	4.87 € =	706.58 €
Building 23 1st floor, room 01	136	4.33 € =	589.09 €
	1,432.6		8,140.67 €

Net sum			8,140.67 €

Plus the legal VAT, currently 19%			1,546.73 €

Total			9,687.40 €

4.2     Not applicable

4.3     Not applicable

4.4     Not applicable

4.5     The rent shall be remitted monthly in advance at the latest by the 3rd working day of the month postage paid and free of charges, with specification of the Tenant No. - to the Landlord’s account at

Lobito International B.V.

at the Dresdner Bank Frankfurt

Account number: 958 293 01

Bank code number: 500 800 00.

The timeliness of the payment is determined by its receipt, not its mailing date.

4.6     In case of late payment, the Landlord can demand reminder costs as of the 2nd reminder, at a value of EUR 2.50 including VAT for each reminder. It can furthermore charge interest at the rate of 4% percentage points above the respective base interest rate (§ 247 of the BGB).

4.7     If the Tenant makes partial payments on its liabilities, the Landlord may, if it so chooses, perform an accounting of bills receivable regardless of the information supplied by the Tenant.

4.8     The Landlord is only responsible for the immaculate transfer of use of the leased property. All supplementary services are furnished by a company commissioned by the Landlord (at present the Technology Park

Bergisch Gladbach Administration GmbH). This company also bills for the heating and operating costs and supplementary payments (additional expenses) for which the Tenant is responsible in addition to the basic rent.

The Tenant is, for this reason, obligated to also conclude the attached operator’s contract (Annex) with the company charged by the Landlord with the administration of the leased property and to abide by it for the duration of the present Contract.

5. Indexing agreement

5.1     The rent applies as agreed upon until 12/31/2010. Thereafter, the rent is subject to the currently applicable indexing:

The Landlord and the Tenant are entitled to request an adjustment of the rent agreed upon in Paragraphs 4.1 and 4.2, if the price index for the overall living standard (base year 2005 = 100 points) as determined by the Federal Statistical Office has risen or fallen by more than 10% since the start date of the Contract and/or the last respective reassessment of the rent. The adjustment of the rent per Paragraph 1 occurs at a rate of 80% of the change in the index, namely as of the end of the month following the justified demand for an adjustment by one of the parties.

5.2     If the aforementioned index is no longer maintained by the Federal Statistical Office or is changed over to another base number, then the indexing shall be based on that index which corresponds as much as possible to the cost of living index agreed upon here.

6. Security deposit

The Tenant shall remit a security deposit of 20,000 € to the Landlord one month before the transfer of the leased property.

The Tenant is entitled to provide an absolute guarantee by a German bank or savings bank in the aforesaid amount instead of a cash security deposit. The absolute guarantee document must contain a guarantee that the guarantor will pay the guaranteed sum upon the first written request. The guarantor can only exempt itself from its obligation by payment, not by escrow.

In the case of payments due during the current tenancy, the Landlord is entitled to satisfy its demands in advance by drawing on the security deposit. In this case, the Tenant must replenish the security deposit at an appropriate amount.

The security deposit shall be returned after dissolution of the tenancy and fulfilment of the contractual obligations. In case of non-fulfillment of the Contract, only to the extent than no counterclaims exist.

7. Competition / product mix protection

The Landlord promises to lease to other tenants within the technology park, who are in the same business as the Tenant according to the trade register, only upon prior agreement by the Tenant. The purpose of the business is the development, production and sale of electromagnetic and other components and systems for particle accelerator facilities and other applications in science (such as high-energy physics, applied research), energy technology (such as nuclear fusion and fission), medicine (such as radiotherapy) as well as the high technology industry.

8. Further agreements

The Landlord is aware that the Tenant occasionally operates with 3 shifts as well as on weekends, except for holidays.

The Landlord promises to provide for the use of the leased property, in particular regarding the provision of heat, power, water, etc., as well as unhindered access to the leased property. Paragraphs 3.1 and 3.2 of the general contractual provisions do not apply to that extent. If a provision has been agreed upon in the special contractual provisions, it shall take precedence in case of conflict with a provision of the general contractual provisions.

To the extent that responsibilities for maintenance and repair are not expressly assumed by the Tenant according to the present Contract, these are the Landlord’s responsibility, regardless of their associated costs, unless the Tenant declares itself to be willing to perform these maintenance or repair tasks by itself or to have them performed.

The Tenant shall perform maintenance and repair work professionally. It is also entitled to hire appropriately specialized companies to accomplish this in coordination with the Landlord. In the case of actions that have a substantial affect on the leased property, the Tenant shall come to a foregoing agreement with the Landlord. Paragraph 11.3, last section of the general contractual provisions does not apply to this extent.

Upon completion of the term of the lease, the Tenant shall leave the leased property in the condition in which it was upon transfer. The usual wear is to be taken into consideration in favor of the Tenant. Paragraph 20 of the general contractual provisions do not apply to that extent.

The Landlord shall ensure that the STVO [Road Traffic Regulations] apply in the area of the technology park.

9. Special agreements

1. Maintenances:

Sums below 500 € are listed as operating costs in the additional expenses accounting, even if they involve individually attributable sums.

2. Term / notice:

The Contracting Parties agree upon a special right to give notice of 6 months before the end of the quarter for at most 40% of the surface areas that are leased.

3.     Declaration of exemption:

Should the competent authorities, on the basis of enforceable notices, make claims against the Tenant as the holder of physical custody and control per §4, Sec. 2, of the BBodSchG [Federal Soil Protection Act] or for actions against harmful changes in soil conditions per § 4, Sec. 3, of the BBodSchG threatened by the leased property, the Landlord exempts the Tenant from all financial obligations and necessary expenditures arising for the Tenant therefrom. The tenant must forward official notices, on whose basis it is involved as a holder of physical custody and control per § 4, Sec. 2, or § 4, Sec. 3, of the BBodSchG, to the Landlord in a timely manner, at the latest 14 days after receipt, and must submit an appeal upon the latter’s legal assessment and the latter’s appropriate request. To the extent that the landlord insists on appeal proceedings, it shall bear the cost arising therefrom. The Tenant’s claim per Paragraph 1 is excluded, if it does not fulfill its obligations per Paragraph 2. The exemption by the Landlord per Paragraph 1 is likewise excluded if the Tenant himself is the causer of a harmful soil change or if harmful soil changes are threatened by the Tenant’s actions and/or the tenant has taken actions which can lead to a harmful soil change. The Landlord’s claim to compensation per § 24, Sec. 2, of the BBodSchG remains unaffected thereby in all other respects.

4. Exchange of area:

The Tenant is entitled to an exchange of area (of the same size) within Bergisch Gladbach Technology Park.

Bergisch Gladbach, 4/1/2005

/s/ Hans-Dieter Angerer	/s/ Burkhard Prause
/s/ Detlef Krischel
Labito International D.B.	Bruker Advanced Supercon GmbH
represented by
TBG Technology Park Bergisch Gladbach
Administration GmbH
Managing Director Hans-Dieter Angerer
(Landlord)	(Tenant)

Part II

General contractual conditions

Table of contents

1.           Reconstruction, insurance

2            Damage by fire, storm or tap water

3.           Central heating, air conditioning, warm water consumption, consumption recording

4.           Use of the elevators

5.           Set-offs, retention

6.           Use of the leased property, subletting

7.           Impact of third parties

8.           Electricity, gas, water, heating power

9.           Obligation to safeguard the property against hazards

10.         Advertising activities / alarm installations / antenna systems

11.         Maintenance and repair / cosmetic repairs

12.         Structural changes / repairs

13.         Access of the Landlord to the leased premises

14.         Several persons as Tenant

15.         General policy provisions

16.         The Tenant’s duties to exercise care

17.         Fire protection provisions

18.         Pest control

19.         Windows, venetian blinds and awnings

20.         Completion of the term of the lease

21.         Written form / salutary clause / jurisdictional venue

1. Reconstruction, insurance

1.1       The Landlord promises to contract sufficient insurance (original value insurance) against risks due to fire, tap water and storm damage. The insurance premiums which are to be paid for this are charged to the Tenant in accordance with the agreements under Paragraph 4.8 of the special contractual conditions. The Landlord furthermore promises to employ all insurance payments for the immediate restoration of the damaged parts of a building. Any additional costs and fire insurance premiums due to an increase in risk because of the Tenant’s activities must also be borne by the latter.

1.2       The Tenant must procure insurance for the contents of the building (installations and merchandise) at its own expense. The Tenant furthermore assumes the risk for glass breakage of the (showcase) windows belonging to its leased property. The Tenant is obligated, to procure comprehensive general liability insurance, to maintain it and prove an appropriate level of insurance protection upon the Landlord’s request. Any obligation of the Landlord to reimburse for damages is void to that extent.

2. Damage by fire, storm or tap water

The Tenant, must immediately inform the Landlord of damage, concerning insured risks, so that the latter can transmit the notice of damage to the insurance company in time. Disadvantages, which arise because the Tenant did not promptly inform the Landlord of the damage, are debited to the Tenant.

3. Central heating, air conditioning, warm water consumption, consumption recording

3.1       The Landlord is obligated to keep the central heating on during the usual working hours if the outside temperatures so require. Air circulating devices — if available - are operated all year round.

3.2       Warm water, to the extent that it is provided via the central heating station, must be supplied constantly during the usual working hours.

3.3       Heating and/or air conditioning cannot be demanded in case of breakdown, force majeure, official directives or in case of other situations in which it is impossible to supply such services (e.g. fuel scarceness). In these cases, the Landlord is not obligated to supply replacement heating. The Tenant is not entitled to claims for rent reduction and/or claims for damages, unless the Landlord has acted deliberately or with gross negligence. The Landlord must provide for the prompt elimination of any breakdowns.

3.4       The costs of operating the central heating system include the costs of consumed power and its supply and/or the off-site heating purchased, the cost of the operating current, the costs of the operation, monitoring and care of the equipment, the regular testing of its operational readiness and operating reliability, including adjustment by a specialist, the cleaning of the equipment, including cleaning of the oil tank and the operating room, the costs of measurements per the Federal Emissions Law, the costs of rental or of other kinds of cession of the right to use equipment for measuring consumption, as well as the costs of the use of equipment for recording consumption, the costs of computation and allocation by a heating cost distribution service (including meter readings and periodic meter readings) as well as incurred calibration fees. This [also] applies in general to the determination of the costs of water consumption, if this cost is determined by means of separate measuring instruments. The costs of the supply of off-site heating include the cost of operating the associated in-house equipment as described above.

3.5       To the extent that the heating and/or warm water costs are determined separately for the property leased by the Tenant by means of house gas meters or other measuring devices, this firstly comprises 30% of the total cost incurred by the property on the basis of m2 / leased area (basic costs). The Tenant shall bear the costs resulting therefrom according to the individually ascertainable consumption. For separate measurements of cold water consumption, the Tenant shall bear 100% of the individual consumption costs. This applies similarly to sewer use fees.

3.6       If heating elements are installed in common rooms (e.g. stairways, laundry, etc.), which are heated by a common heating system, these are exempted from consumption metering, with the consequence that the costs incurred thereby are included in the total costs that are allotted according to Paragraph 3.5.

3.7       If a Tenant does not make use of the heating system, this does not exempt the tenant from its obligation to participate in these costs.

3.8       The affected Tenant shall bear the cost of a necessary intermediate meter reading.

3.9       The Tenant is obligated to always keep the consumption meter and other measuring devices accessible. If a reading is obstructed or thwarted by the Tenant, it shall reimburse the Landlord for the additional costs or other disadvantages arising therefrom.

4. Use of the elevators

The Tenant is not entitled to demand continuous service, if interruptions in operation occur. The elevators are not serviced. Interruptions in operation must be immediately communicated to the Landlord or its assignee.

5. Set-offs, reimbursement

The Tenant can only demand set-offs against rent and other payments due the Landlord for undisputed, immediately ready for decision or legally established claims, if it has informed the Landlord of its intent in writing at least one month before the due date of the rent. The Tenant’s obligation to inform in writing also applies if it wants to assert a right of retention.

6. Use of the leased property, subletting

6.1       The Tenant may only use the object of the tenancy for the purposes specified in Paragraph 1.1 of the contractual provisions. Any change in use, in particular any change in the nature of the business, is only permissible after prior written agreement by the Landlord. The Landlord does not assume any liability for the fact that permission for the intended operation and its facilities has been granted and/or that permission will continue to be granted. This applies in particular to licenses. The Tenant shall procure and/or abide by all requirements for operating its business at its own expense.

6.2       The sale of the Tenant’s entire business or of parts of its business requires prior agreement because of the transfer of this lease to the legal successor of the Tenant.

For companies, a change of the owner and/or the personally responsible proprietor or a changes of a majority stockholder (more than 50%) or a change in the form of the company applies as a cession of use to a third party.

The Landlord may only refuse permission for significant reasons. A significant reason for a refusal to agree is present, for example, if such changes lead to a substantial impairment of the basis of liability.

6.3       Subletting or other cession of use to third parties may also only occur with prior written permission by the Landlord and only for the commercial purposes specified in Paragraph 1.1 of the special contractual conditions. The Landlord may only refuse permission for significant reasons. If the Tenant is obligated per the contract to pay the value added tax in addition to the rent and additional expenses, a sublease or other cession of the right to use may only be granted to third parties who are businesses in the sense of the value added tax code. The Tenant must request such permission in writing from the Landlord and, as long as this concerns a change or an alteration of the type described in Item 2 of Paragraph 6.2 apply for same upon production of the sublease that was concluded according to the stipulation that is to be suspended. The Tenant promises in advance to pay the Landlord 50% of any possibly obtained excess in proceeds for rent and additional expenses along with the remaining monthly rent.

If the Tenant neglects to obtain the Landlord’s written permission, this shall constitute a reason for the Landlord to cancel the tenancy without notice.

6.4       In the event of a sublease or cession of the right to use, the Tenant is liable for all actions or omissions of the subtenant or of the entity to which it has ceded the use of the leased property.

7. Impact of third parties

The external impact of third parties, such as e.g. traffic diversion or the like, shall not constitute a flaw of the leased property regardless of its extent, if the Landlord is not accountable therefore.

8. Electricity, gas, water, heating power

8.1       The Tenant may only make use of the existing power grid for electricity - including possibly available mail and antenna wiring, gas and water to the extent that no overloading occurs. The Tenant can cover an increase in demand by an expansion of the supply at its own expense and after prior consent by the Landlord. The relocation of all other power mains within the leased property and the building also requires the Landlord’s consent.

8.2       In case of disruption or damage to the supply lines, the Tenant must make sure that the power is turned off and that the Landlord is informed. If there is danger in delaying, the Tenant must promptly make sure that the immediate danger is eliminated. The Landlord shall cause any further damage to be eliminated, insofar as maintenance and repair are not incumbent upon the Tenant according to the present Contract. If the latter is not the case, then the Landlord shall also bear the cost of the direct elimination of the hazard.

8.3       A change in suppled power, in particular a change in voltage, does not entitle the Tenant to raise claims for compensation against the Landlord.

8.4       If the electricity, gas or water supply or drainage is interrupted by circumstances that are not attributable to the Landlord, irregularities in the supply or inundations and other disasters occur, the Tenant is not entitled to a reduction in rent and to assert claims against the Landlord. This applies analogously to the heating power supply, if the utility provider is responsible.

To that extent that the supply conditions of the utility provider from which the Landlord obtains power or water allow for responsibility for interruptions in supply, and in case of irregularities in supply, the Landlord hereby surrenders its rights to assert claims against the utility provider to the Tenant, who herewith accepts them. The Tenant shall only assert claims exceeding this, if they can also be asserted by the Landlord.

9. Duty to safeguard the property against hazards

The Tenant shall be responsible for safeguarding the leased property against hazards. The Tenant exempts the Landlord from the claims of third parties to that extent.

10. Advertising acitvities, alarm installations, antenna systems

10.1     If collective signboards are present or provided, the Tenant is obligated to use them and to bear the proportionate cost. Other devices, which serve advertising purposes, may only be installed on the exterior surfaces of the building and the interior or exterior surfaces of windows with the Landlord’s express agreement. The associated costs, including possible permit fees shall be borne by the Tenant.

10.2     If the Landlord intends to recondition, change or repair the surfaces or facilities provided to the Tenant for purposes of mounting advertising installations, the Tenant shall be obligated to remove its advertising installations at personal expense, to store them and to re-attach them after the work is completed.

10.3     It is the Tenant’s responsibility to obtain official permission for advertising media approved by the Landlord. The Landlord shall participate therein to the extent required by law.

The Tenant commits to the proper production, mounting and repair of the advertising device. It shall also be responsible for ensuring the necessary stability. The Tenant shall be liable for personal and property damage incurred by third parties because of these installations. To the extent that it is unavoidably necessary to penetrate a building for purposes of installing advertising media and for purposes of electrical wiring, the Tenant shall be liable for damage caused by humidity entering in the area where the building has been penetrated.

10.4     The Tenant must immediately eliminate any damage to the building caused by mounting, use and maintenance of an advertising installation at its own expense.

10.5     The advertising installations installed by the Tenant must be removed after the tenancy has been terminated and the original condition must be restored at the Tenant’s expense.

10.6     The agreements under the preceding paragraphs apply in a general manner to air conditioners, alarm and antenna systems, to the extent that they are also installed by the Tenant at other locations in the Building. They furthermore apply to sales and advertising installations that are installed at other locations in the building or whose spaces or surfaces are leased separately (vending machines, display cases, advertising slogans, company trademarks, name plates, etc.).

11. Maintenance and repair, cosmetic repairs

11.1     The Landlord shall be responsible for structural maintenance and repair at its own expense (windows and doors, see Paragraph 11.3.).

11.2     The Tenant shall perform cosmetic repairs (e.g. papering, painting of walls and ceilings, painting of the heating elements including heating pipes, the inner doors as well as windows and outside doors from the inside, adequate and professional care of the flooring, etc..)

11.3     The Tenant shall furthermore be responsible for maintenance and repairs within the leased premises at its own expense. This also applies to the technical installations (in particular electrical and sanitary, heating and air conditioning installations), to the extent that they are located in or on the leased premises and are exclusively utilized by the Tenant, as well as the glazing of the windows and the entry doors belonging to the leased premises. If these simultaneously concern façade components, repairs and the like are incumbent upon the Landlord, but at the Tenant’s expense.

The award of relevant orders to specialized businesses as well as the completion of the work shall be coordinated with the Landlord. Because of the complexity of the entire technical facilities and the associated question of guarantees and liability the Tenant may, in principle, hire only those companies, in particular in the heating, air conditioning, ventilation, electrical and sanitary plumbing trades, that are assigned by the Landlord to assure, maintain, support and repair these facilities. The Tenant shall replace textile floor coverings with floor coverings of equal value as needed during the term of the lease and at its own expense. If the Tenant does not comply with any one of the foregoing obligations within a period of 3 months despite a request by the Landlord, the Landlord is entitled to have the necessary repairs and/or work to be performed at the Tenant’s expense. In case of danger because of a delay, no due date is required.

11.4     If heaters and or boilers are used to produce hot water for the leased premises, the Tenant shall be directly responsible for all maintenance, operating, care and cleaning costs and the costs of replacement.

11.5     The Tenant is liable to the Landlord for damage to the leased premises or the building caused by itself, its affiliates or employees, as well as by workmen, suppliers, and customers, as well as other persons associated with it. It is in particular liable for damage resulting from the inappropriate handling of water and heating systems as well as allowing doors to stay open or by failure to comply with any other obligation assumed by the Tenant (lighting, etc.).

11.6     The Tenant shall immediately repair any damage for which it is responsible. If it does not meet this obligation after a written reminder within a deadline period set by the Landlord, then the Landlord can perform the necessary work at the Tenant’s expense. In case of danger because of delay or if the Tenant cannot be located, no written reminder and/or set deadline date is required.

11.7     To the extent that the Landlord is responsible for the repair of damage to and in the building or in the leased areas and/or in the leased premises, such damage must be communicated immediately. The Tenant is responsible for further damage caused by giving delayed notification.

11.8     The Tenant shall have equipment that it installs maintained and repaired at its own expense. It is obligated to perform maintenance tasks if a danger to the continued existence of the building or of parts thereof is to be expected.

12. Structural changes

12.1     Structural alterations may only be made by the Tenant with the Landlord’s prior consent. The Landlord can only refuse to agree for significant reasons. A significant reason is present if the structural changes lead to a depreciation of the leased property or if they interfere with the technical facilities of the entire property. The Tenant alone is responsible for obtaining all necessary official permits as well as for compliance with all laws and regulations enacted for these purposes. The Landlord shall, however, be as helpful as possible in the acquisition of any official permits. All costs of any structural changes (including any official fees) shall be debited to the Tenant.

12.2     The Landlord cannot demand restoration of the former condition by the Tenant upon termination of the tenancy if the Landlord has previously agreed to the structural change.

12.3     The Tenant is responsible for any damage which arises in connection with the structural changes it has undertaken.

12.4     The Landlord may perform repairs and undertake structural changes, which become necessary for the preservation of the building or the leased premises, or for the prevention of impending dangers, or for the repair of damage without the Tenant’s agreement. This also applies to work which may not be necessary, but which is advisable, e.g. for the modernization of the building and the leased premises. The Tenant shall make the affected spaces accessible; it may not obstruct or delay the work. If this does not involve the prevention of impending hazards, the Landlord shall take the Tenant’s business interests and operating schedule into account.

13. Access of the Landlord to the leased premises

13.1     The Landlord and/or its representative can enter the leased premises during working hours after prior announcement for purposes of examining their condition or for other significant reasons. They are permitted access at any time of day or night in case of danger.

13.2     If the Landlord wishes to sell or sublet the property, it and/or its representative, as well as the prospective customers, may enter the leased premises during working hours after prior announcement. This applies accordingly, as soon as the tenancy has been terminated by one of the contracting parties.

13.3     3 months before the end of the lease, the Landlord is permitted to install 2 50 x 80 cm for-rent signs to the insides of the windows belonging to the leased property.

14. Several persons as Tenant

14.1     Several natural or legal entities are responsible as the Tenant for all obligations arising from the present Contract as jointly and severally liable parties.

14.2     It is sufficient for the legal effectiveness of a declaration by the Landlord, if it is delivered to one of the joint tenants. Multiple tenants are considered to be mutually authorized to receive declarations from the Landlord.

14.3     Facts, which cause an extension or a curtailment of the tenancy for one of the tenants or justify a payment of damages or other claims for or against it, shall have an equal effect upon the joint tenants.

15. General policy provisions

15.1     The Tenant must use the leased premises exclusively for the purposes specified in the Contract and must clean them thoroughly and ventilate them. Noise protection and environmental provisions must be carefully observed. It must, in particular, be assured that the safety devices installed for purposes of fire protection are not altered or that no intervention in these systems occurs without the Landlord’s agreement. This particularly applies to fire compartments in the area of double floors and suspended ceilings.

15.2     The Tenant shall keep doors and windows well locked during the heating season, even in unheated areas. The necessary ventilation may not lead to the overall cooling of the areas. In case of frost, in order to avoid freezing, the valves may not be set on “cold”.

15.3     The Tenant shall be responsible for caring for the floors in the leased premises in a manner such that no damage occurs. Places where impacts can occur shall be avoided by means of appropriate mats. No objects may be placed or stored outside of the leased premises, i.e. in and/or on jointly used areas and surfaces. If the Landlord gives special permission for this, the Tenant is liable for any arising damage.

Escape routes within and outside of the rented premises shall be kept essentially open according to the fire-department provisions. The Tenant may not perform work outside of the leased premises, for example in the yard. Vehicles belonging to the Tenant, its employees and customers may only be parked in designated places with permission by the Landlord. Other vehicles may only remain on the premises during the time necessary for loading and unloading them.

15.4     If dirt is generated in case of shipping on the property, then the Tenant must eliminate it immediately.

15.5     Waste generated by the Tenant’s commercial activity must be disposed of by the Tenant if it cannot be disposed of in the trash containers provided for general use by the Landlord.

15.6     Domestic waste shall be emptied into the available barrels after it is shredded. Care must be taken that it is not spilled on stairs, the building entrance and the place where the barrels are set up; if necessary, the Tenant shall immediately take care of the necessary cleaning.

15.7     The Landlord can refrain from lighting the stairs and corridors during times when the access routes are closed.

15.8     If the Tenant moves out entirely or in part before the contract expires, it is obligated to deliver the keys to the Landlord or its assignee, even if it still has things left behind in these rooms, but if its intention to leave these spaces permanently is evident from the number and nature of the items left behind. In this case, the Landlord is entitled to take possession of the leased premises before their final evacuation.

16. The Tenant’s duty to exercise care

16.1     The Tenant, is among others, responsible for the following:

Keeping the floors dry and the proper care of the floors. Avoidance of damage to the irrigation and drainage facilities, electrical system and other building installations, plugging the drainage facilities, immediate announcement of failures at such installations, regular locking of the doors and windows in case of bad weather, night and absence. Avoiding the wasting of light as well as the wasting of water in jointly used parts of the building. Cleaning the cellar light shafts and windows if they are located in the leased cellar, similarly regular ventilation of the cellars to the extent necessary for the entire building cellar, also closing windows at night, in cold weather and in wet conditions, desisting from any alteration of the leased object if the Landlord has not granted its permission for this, in particular desisting from changes in installations including electrical wiring. Careful custody and retention and treatment of all keys and component parts, adequate heating, ventilation and provision of access to the leased spaces, as well as turning off faucets, particularly during temporary stoppages in the water supply, as well as during prolonged absences of the Tenant.

16.2     The Landlord must be immediately informed of any damage to the roof and the possible penetration of precipitation.

16.3     The special conditions for use must be complied with when it comes to common facilities and devices (elevators, garbage disposal systems, air conditioning, heating systems, etc.); instructions by air conditioning technicians, administrators, superintendents, etc. must be followed.

16. 4    The Tenant has no right to demand a permanent presence of building personnel. The Tenant shall bear the proportionate cost based on area leased/total leasable area for Mutual Aid Fire Company personnel required according to official directives.

17. Fire protection provisions

17.1     All general technical and official directives, particularly those from the Building Control Authority and the Fire Department, must be complied with. Naked lighting and smoking in the cellar are forbidden. The cellars are not a storage space for readily flammable and combustible materials such as benzene, oil, etc., if official regulations or directives do not already forbid this. All official directives, particularly those concerning the storage of combustible materials, must be obeyed and observed by the Tenant. If a fire or an explosion occurs, regardless of what kind, the Landlord or its assignee must be informed immediately. All installations must be constantly checked for tightness.

17.2     The required self-protection devices and instruments, such as manual fire extinguishers and the like, must be procured and maintained by the Tenant at its own cost.

18. Pest control

The Tenant shall keep the leased premises free of pests, unless it proves that that the infestation was not caused by it, its employees, subtenants, visitors, suppliers or craftsmen, etc.; the Landlord shall be informed in the latter case.

19. Windows, venetian blinds, awnings

In case of storms, rain or snow, windows must stay closed and venetian blinds and awnings provided by the Landlord must be pulled up. This also applies in principle for periods after office and business hours. If this is not a closed façade, the outer window surfaces and the outer window frames shall be regularly cleaned by the Tenant.

20. Completion of the term of the lease

20.1     The Tenant shall return the leased premises to the Landlord upon completion of the term of the lease in a professionally renovated condition and with all keys, including those procured by it, without a demand for remuneration. If the leased premises are carpeted, the Tenant shall ensure that the carpets are professionally shampooed. The Tenant is in particular obligated to free double floorings and cable channels of personal installations. This also applies to cables that are loosely installed by the Tenant, such as for example EDP and telephone cables.

If the Tenant did not perform or have the subsedquently required work to be performed until the end of the tenancy, the Landlord can have the work performed at the Tenant’s expense upon expiration of the appropriate grace period. A grace period is not necessary if a final fulfillment refusal results from the Tenant’s conduct. The Tenant is liable for any damage incurred by the Landlord because of late implementation of the work (in particular loss of rent and/or loss of use indemnification).

20.2     The Landlord can request compensation for the renovation to which it is entitled in the form of money, if the cosmetic repairs were destroyed by reconstruction immediately after the contract ended.

20.3     The Tenant’s obligation to vacate extends to all articles located in the leased property, provided they do not belong to the Landlord or are left behind upon the Landlord’s requests in practicing its rights according to Paragraph 12.2. If the Tenant does not meet its obligation to vacate, the Landlord is entitled to have the evacuation performed at the Tenant’s expense. There is no obligation by the Landlord to store articles that are still present in the leased premises after completion of the tenancy.

21. Written form / salutary clause / jurisdictional venue

21.1     Subsequent modifications of and supplements to the present Contract must be in writing. This cannot be nullified verbally. Furthermore, agreements and declarations of consent by the Landlord, which are provided for by the present Contract, must always be in writing.

21.2     If one or more of the provisions of the present Contract should become legally ineffective in whole or in part, the validity of the remaining provisions shall not be affected thereby. In such a case, the Contract should instead be implemented according to its intent. If the invalidity is based on a performance or time-related clause, then a legally permissible provision shall take its place.

21.3     The jurisdictional venue is Bergisch Gladbach or, according to the Landlord’s choice, the competent court for the location of the leased property, unless another jurisdictional venue is legally prescribed.

Part II

General contractual conditions

Bergisch Gladbach, 4/1/2005

/s/ Hans-Dieter Angerer	/s/ Burkhard Prause
/s/ Detlef Krischel
Labito International D.B.	Bruker Advanced Supercon GmbH
represented by
TBG Technology Park Bergisch Gladbach
Administration GmbH
Managing Director Hans-Dieter Angerer
(Landlord)	(Tenant)